Exhibit 99.1

Orsus Xelent Reports It Will Submit Plan To Achieve
Compliance with NYSE Amex Stock Price Requirements

Orsus Xelent Technologies, Inc. (October 12, 2010) (NYSE Amex: ORS), a designer and manufacturer of award-winning mobile phones for the Asian market, today announced that on October 6, 2010, the Company received a letter from NYSE Amex LLC (the “Exchange”) indicating that, due to its low selling price, the Company's common stock may not be suitable for auction market trading. The Exchange also notified the Company, in accordance with Section 1003(f)(v) of the Exchange’s Company Guide, that it deems it appropriate under the circumstances for the Company to effect a reverse stock split to address its low selling price. If the Company fails to effect the reverse split or other action to address its low selling price within a reasonable time after receiving the letter, the Exchange may consider suspending dealings in, or removing from the list, the Company's common stock. In that event, the Company would become subject to the procedures and requirements of Section 1009 of the Company Guide, which could, among other things, result in the Exchange initiating delisting proceedings.

The Company reported it intends to comply with the letter and will timely submit a plan of compliance to the Exchange which may include a reverse stock split.

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contacts:

PRC:
Orsus Xelent Technologies, Inc.
Guoji Liu
CEO
Tel: 010-85653777
Fax: 010-85653666

US:
Ken Donenfeld
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727